Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports First Quarter Results

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Partnership") today announces its financial and operating results for the first quarter of 2026.

Financial and Operational Highlights

•Mineral and royalty production for the first quarter of 2026 equaled 35.9 MBoe/d, an increase of 16% from the prior quarter; total production, including working-interest volumes, was 37.0 MBoe/d for the quarter.
•Net income for the first quarter was $13.3 million, and Adjusted EBITDA for the quarter totaled $87.0 million.
•Distributable cash flow was $76.5 million for the first quarter.
•Black Stone announced a distribution of $0.30 per unit with respect to the first quarter of 2026. Distribution coverage for all units was 1.20x.
•Total debt at the end of the first quarter was $187.0 million; as of May 1, 2026, total debt was $164.0 million with approximately $10.0 million of cash on hand.

Management Commentary

“During the first quarter, we continued to execute across our commercial initiatives, building on the momentum established in 2025,” said Fowler Carter, Co-CEO and President of Black Stone Minerals. “Since inception, we have deployed over $250 million through our mineral acquisition program to enhance our long-term development position in the expanding Haynesville and Bossier play. In the Shelby Trough, operators under our development agreements continue to progress activity across multiple programs. Throughout the broader portfolio we had another strong quarter of leasing activity and remain encouraged by continued high-interest development in the Permian. As activity continues to ramp up across our core areas, we remain focused on execution and positioning the portfolio for sustained production and cash flow growth over time.”

Taylor DeWalch, Co-CEO and President added “We delivered a strong first quarter, with production exceeding expectations. Production outperformance was driven primarily by increased natural gas activity in the Louisiana Haynesville and Shelby Trough and strong oil production in the Permian. Results reflected significant commodity price volatility, with natural gas realizations impacted by February regional pricing dislocations from Winter Storm Fern and oil pricing in March reflecting the onset of geopolitical uncertainty. While we are in the early innings of initiating development under multiple agreements in the Haynesville and Bossier expansion play, we remain on track for meaningful production growth through 2026 and beyond. The continued increase in activity across our core areas reinforces a constructive long-term outlook.”

Quarterly Financial and Operating Results

Production

Black Stone reported mineral and royalty volumes of 35.9 MBoe/d (77% natural gas) for the first quarter of 2026, compared to 30.9 MBoe/d for the fourth quarter of 2025 and 34.2 MBoe/d for the first quarter of 2025.

Working-interest production was 1.1 MBoe/d for the first quarter of 2026, 1.2 MBoe/d in the fourth quarter of 2025, and 1.3 MBoe/d for the first quarter of 2025.

Total reported production averaged 37.0 MBoe/d (97% mineral and royalty, 76% natural gas) for the first quarter of 2026, compared to 32.1 MBoe/d and 35.5 MBoe/d for the fourth quarter of 2025 and the first quarter of 2025, respectively.

Realized Prices, Revenues, and Net Income

The Partnership’s average realized price per Boe, excluding the effect of derivative settlements, was $35.30 for the first quarter of 2026. This is an increase of 15% from $30.63 per Boe in the fourth quarter of 2025 and a 4% increase from $33.94 in the first quarter of 2025.

Black Stone reported oil and gas revenue of $117.5 million (46% oil and condensate) for the first quarter of 2026, an increase of 30% from $90.5 million in the fourth quarter of 2025. Oil and gas revenue in the first quarter of 2025 was $108.3 million.

The Partnership reported a loss on commodity derivative instruments of $64.6 million for the first quarter of 2026, composed of a $12.2 million loss from realized settlements and a non-cash $52.3 million unrealized loss due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported a gain of $23.5 million and a loss of $56.0 million on commodity derivative instruments for the fourth quarter of 2025 and the first quarter of 2025, respectively.

Lease bonus and other income was $6.4 million for the first quarter of 2026. Lease bonus and other income for the fourth quarter of 2025 and the first quarter of 2025 was $4.7 million and $6.9 million, respectively.

The Partnership reported net income of $13.3 million for the first quarter of 2026, compared to net income of $72.2 million in the preceding quarter. For the first quarter of 2025, the Partnership reported net income of $15.9 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the first quarter of 2026 was $87.0 million, which compares to $76.7 million in the fourth quarter of 2025 and $87.0 million in the first quarter of 2025. Distributable cash flow for the first quarter of 2026 was $76.5 million. For the fourth quarter of 2025 and the first quarter of 2025, distributable cash flow was $66.8 million and $78.5 million, respectively.

Financial Position and Activities

As of March 31, 2026, Black Stone had $11.6 million in cash, with $187.0 million drawn under its credit facility. As of May 1, 2026, the Partnership had approximately $10.0 million in cash, with $164.0 million outstanding under the credit facility. Black Stone is in compliance with all financial covenants associated with its credit facility.

Subsequent to quarter-end, the borrowing base under the credit facility was reaffirmed at $580.0 million and the Partnership elected to maintain total commitments under the credit facility at $375.0 million. The Partnership's next regularly scheduled borrowing base redetermination is set for October 2026.

First Quarter 2026 Distributions

As previously announced, the Board approved a cash distribution of $0.30 for each common unit attributable to the first quarter of 2026, representing a distribution coverage ratio of approximately 1.20x. The distribution will be paid on May 15, 2026, to unitholders of record as of the close of business on May 8, 2026.

Activity Update

Development Activity

During the first quarter, Adamas Energy (formerly Aethon Energy) was operating three rigs on Black Stone's Angelina and San Augustine acreage in the Shelby Trough. Adamas’s development program remains on track, with 4 wells spud in the first quarter of 2026 as part of the current program year ending June 30, 2026, an additional 4 wells expected in the second quarter of 2026 to complete that program year, and 10 more wells expected in the second half of 2026 as part of the next program year. Adamas successfully turned to sales 7 gross (0.5 net) wells during the first quarter and expects to turn to sales 12 gross (1.2 net) wells during the remainder of 2026.

The Partnership's agreement with Revenant Energy covers 270,000 gross acres in which we currently control approximately 122,000 undeveloped net acres. Revenant is obligated to drill a minimum of 6 wells in 2026, increasing annually to a minimum of 25 wells per year by 2030. Black Stone also secured a non-operated working interest partner for the development. In November 2025, the agreement was amended to maintain the 6-well commitment for 2026 and convert future commitments to completed gross lateral-foot targets at one well per 7,000 lateral feet, allowing longer laterals while keeping overall development levels unchanged. Revenant spud 2 wells in the first quarter of 2026, one of which experienced a loss of well control incident in April 2026. Black Stone is currently assessing the potential impact of this incident on Revenant’s first year development program and related well commitments.

In November 2025, the Partnership entered into a 220,000 gross acre development agreement with Caturus Energy, which aims to push the Shelby Trough westward towards the Western Haynesville. Activity will begin with approximately 2 gross (0.2 net) wells in the second half of 2026 and ramp up to approximately 12 gross (0.8 net) wells annually by 2031, supported by minimum annual lateral-foot requirements, all net to our interest. In addition to the 2 gross wells in 2026, Caturus plans to drill a pilot well stepping out towards Houston County, consistent with the terms of the agreement.

In the Permian Basin, Coterra Energy continues to develop Black Stone acreage in Culberson County, Texas. During the first quarter, 17 gross wells (0.6 net) associated with this development were turned to sales. A separate development by another Permian operator of 25 gross (1.9 net) wells in the southern Delaware Basin is expected to come online in the second half of 2026 and first half of 2027.

Acquisition Activity

The Partnership continues to acquire bolt-on acreage in multiple contractual development programs with significant inventory at high net interests across San Augustine, Nacogdoches, Angelina, Cherokee, Houston, and Trinity counties.

In the first quarter of 2026, Black Stone acquired $11.5 million of additional (primarily non-producing) mineral and royalty interests. From September 2023 through the end of April 2026, the Partnership has completed $251.0 million of mineral and royalty acquisitions, primarily in the expanding Shelby Trough area. Black Stone’s commercial strategy going forward includes the continuation of meaningful, targeted mineral and royalty acquisitions to complement the Partnership's existing positions.

Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2026, and 2027. The Partnership's hedge position as of May 1, 2026, is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Oil Swap Price
	MBbl	$/Bbl
2Q26	615	$64.39
3Q26	615	$64.39
4Q26	615	$64.39
1Q27	420	$61.87
2Q27	420	$61.87
3Q27	420	$61.87
4Q27	420	$61.87

Natural Gas Hedge Position
	Gas Swap	Gas Swap Price
	BBtu	$/MMbtu
2Q26	12,740	$3.73
3Q26	12,880	$3.73
4Q26	12,880	$3.73
1Q27	7,200	$3.91
2Q27	7,280	$3.91
3Q27	7,360	$3.91
4Q27	7,360	$3.91

More detailed information about the Partnership's existing hedging program can be found in the Quarterly Report on Form 10-Q for the first quarter of 2026, which is expected to be filed on or around May 5, 2026.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the first quarter of 2026 on Tuesday, May 5, 2026 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (833) 461-5787 for domestic participants and (585) 542-9983 for international participants. The conference ID for the call is 490087452. A recording of the conference call will be available on Black Stone's website.

About Black Stone Minerals, L.P.

Black Stone Minerals is one of the largest owners and managers of oil and natural gas mineral interests in the United States. The Partnership owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below, as wells as the Risk Factors section in our most recent annual report on Form 10-K:
•the Partnership’s ability to execute its business strategies;
•the volatility of realized oil and natural gas prices;
•the level of production on the Partnership’s properties;
•overall supply and demand for oil and natural gas, and regional supply and demand factors, delays, or interruptions of production;
•conservation measures and general concern about the environmental impact of the production and use of fossil fuels;
•the Partnership’s ability to replace its oil and natural gas reserves;
•general economic, business, or industry conditions including slowdowns, domestically and internationally, and volatility in the securities, capital, or credit markets;
•cybersecurity incidents, including data security breaches or computer viruses;
•competition in the oil and natural gas industry;
•the availability or cost of rigs, equipment, raw materials, supplies, oilfield services or personnel; and
•the level of drilling activity by the Partnership’s operators, particularly in areas such as the Shelby Trough where the Partnership has concentrated acreage positions.

Black Stone Minerals, L.P. Contact

Chris Bonner
Senior Vice President, Chief Financial Officer, and Treasurer
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended March 31,
	2026	2025

REVENUE
Oil and condensate sales	$54,114	$50,093
Natural gas and natural gas liquids sales	63,408	58,235
Lease bonus and other income	6,387	6,925
Revenue from contracts with customers	123,909	115,253
Gain (loss) on commodity derivative instruments, net	(64,550)	(56,001)
TOTAL REVENUE	59,359	59,252
OPERATING (INCOME) EXPENSE
Lease operating expense	1,893	2,162
Production costs and ad valorem taxes	9,200	10,185
Exploration expense	4,625	5,110
Depreciation, depletion, and amortization	9,785	9,130
General and administrative	16,832	15,172
Accretion of asset retirement obligations	389	332
TOTAL OPERATING EXPENSE	42,724	42,091
INCOME FROM OPERATIONS	16,635	17,161
OTHER INCOME (EXPENSE)
Interest and investment income	32	64
Interest expense	(3,361)	(1,397)
Other income (expense), net	(34)	120
TOTAL OTHER EXPENSE	(3,363)	(1,213)
NET INCOME	13,272	15,948
Distributions on Series B cumulative convertible preferred units	(7,366)	(7,366)
NET INCOME ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$5,906	$8,582
ALLOCATION OF NET INCOME:
General partner interest	$—	$—
Common units	5,906	8,582
	$5,906	$8,582
NET INCOME ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$0.03	$0.04
Per common unit (diluted)	$0.03	$0.04
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Weighted average common units outstanding (basic)	212,369	211,253
Weighted average common units outstanding (diluted)	212,369	211,253

The following table shows the Partnership’s production, revenues, pricing, and expenses for the periods presented:

	Three Months Ended March 31,
	2026	2025

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	785	716
Natural gas (MMcf)[1]	15,266	14,853
Equivalents (MBoe)	3,329	3,192
Equivalents/day (MBoe)	37.0	35.5
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$68.94	$69.96
Natural gas ($/Mcf)[1]	4.15	3.92
Equivalents ($/Boe)	$35.30	$33.94
Revenue:
Oil and condensate sales	$54,114	$50,093
Natural gas and natural gas liquids sales[1]	63,408	58,235
Lease bonus and other income	6,387	6,925
Revenue from contracts with customers	123,909	115,253
Gain (loss) on commodity derivative instruments	(64,550)	(56,001)
Total revenue	$59,359	$59,252
Operating expenses:
Lease operating expense	$1,893	$2,162
Production costs and ad valorem taxes	9,200	10,185
Exploration expense	4,625	5,110
Depreciation, depletion, and amortization	9,785	9,130
General and administrative	16,832	15,172
Other expense:
Interest expense	3,361	1,397
Per Boe:
Lease operating expense (per working-interest Boe)	$18.77	$18.66
Production costs and ad valorem taxes	2.76	3.19
Depreciation, depletion, and amortization	2.94	2.86
General and administrative	5.06	4.75
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Partnership is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures
Adjusted EBITDA and Distributable Cash Flow are supplemental non-GAAP financial measures used by Black Stone’s management and external users of the Partnership’s financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and its ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Partnership defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, if any, accretion of asset retirement obligations, seismic data acquisition costs, non-cash equity-based compensation, unrealized gains and losses on commodity derivative instruments, and gains and losses on sales of assets, if any. Black Stone defines Distributable Cash Flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, distributions to preferred unitholders, and restructuring charges, if any.
Beginning with the three months and year ended December 31, 2025, the Partnership revised its definition of Adjusted EBITDA to exclude seismic data acquisition costs, which are included in Exploration expense on the Partnership’s consolidated statements of operations. Comparative amounts for the three months ended March 31, 2026 and 2025, respectively, for each of Adjusted EBITDA and Distributable Cash Flow have been recast to conform to the current period presentation. Management believes this revised definition enhances comparability between periods and reflects the Partnership’s view of seismic data acquisition costs as investments that support the long-term development and value of its mineral and royalty interests.
Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Partnership’s financial performance.
Adjusted EBITDA and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Partnership’s computation of Adjusted EBITDA and Distributable Cash Flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended March 31,
	2026	2025

	(Unaudited) (In thousands, except per unit amounts)
Net income	$13,272	$15,948
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	9,785	9,130
Interest expense	3,361	1,397
Income tax expense (benefit)	62	(85)
Accretion of asset retirement obligations	389	332
Seismic data acquisition costs	4,256	4,829
Equity–based compensation	3,551	3,055
Unrealized (gain) loss on commodity derivative instruments	52,306	52,390
Adjusted EBITDA	86,982	86,996
Adjustments to reconcile to Distributable Cash Flow:
Change in deferred revenue	(1)	(1)
Cash interest expense	(3,099)	(1,123)
Preferred unit distributions	(7,366)	(7,366)
Distributable Cash Flow	$76,516	$78,506

Total units outstanding[1]	212,499	211,636
Distributable Cash Flow per unit	$0.360	$0.371
1 The distribution attributable to the three months ended March 31, 2026 is estimated using 212,499,331 common units as of May 1, 2026; the exact amount of the distribution attributable to the three months ended March 31, 2026 will be determined based on units outstanding as of the record date of May 8, 2026. Distributions attributable to the three months ended March 31, 2025 were calculated using 211,636,423 common units as of the record date of May 8, 2025.